Exhibit 10.34

SUPPLY AGREEMENT

SUPPLY AGREEMENT (“Agreement”) dated as of September 23, 2003, (“Effective Date”) between RELIANT PHARMACEUTICALS, LLC, a Delaware limited liability company (“Reliant”), and AUSTIN SHASUN, LLC, an Illinois limited liability company (“ASL”).

WHEREAS, ASL and Reliant desire to enter into this Agreement which will set forth the terms and conditions under which ASL shall supply to Reliant bulk quantities of the Active Ingredient (as hereinafter defined) for use in the manufacture of the Products (as hereinafter defined);

NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

SECTION 1.1.      As used herein, the following defined terms shall have the definitions set forth below:

(a)           “Act” shall mean the Federal Food Drug and Cosmetic Act (21 U.S.C. §301 et seq) as amended from time to time and the regulations promulgated thereunder and corresponding legislation in any other country where the Active Ingredient is manufactured.

(b)           “Active Ingredient” or “API” shall mean isradipine.

(c)           “Adverse Events” shall mean any serious or unexpected side effect, injury, toxicity, or sensitivity reaction, or any adverse drug reaction reports and the severity thereof associated with the Product where the term “serious” as used in this Section refers to an experience which results in death, permanent or substantial disability, a vegetative state, inpatient hospitalization or prolongation of hospitalization, a congenital anomaly, cancer, an overdose, or is life threatening. The term “unexpected” as used in this definition means an adverse drug experience that is not listed in the then current labeling for the Product and includes an event that may be symptomatically or pathophysiologically related to an event listed in the labeling, but differs from the event because of greater severity or specificity.

(d)           “Affiliate” shall mean all corporations or business entities which, directly or indirectly, are controlled by, control or are under common control by any of ASL or Reliant, as the case may be. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of at least fifty percent (50%) of the voting shares or interest of such person or entity, by contract or otherwise.

(e)           “Agreement Year” shall mean each twelve (12) month period of the term of this Agreement beginning on the first day of the calendar year except for the “First Agreement Year”

which shall mean the period commencing on the Effective Date and ending on December 31, 2003.

(f).           “Annual Payment Amount” shall have the meaning set forth in Section 2.7(c).

(g)           “Annualized Purchase Amount” shall have the meaning set forth in Section 2.7(d).

(h)           A “Bankruptcy Event” shall have occurred when the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within one hundred and twenty (120) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within one hundred and twenty (120) days thereafter.

(i)            “Claims” shall have the meaning ascribed in Section 2.9.

(j)            “Designated Facility” shall mean a location in the Territory set forth by Reliant in the applicable purchase order.

(k)           “Drug Master File” or “DMF’ means a submission to the FDA by ASL that may be used to provide confidential detailed information about facilities, processes or articles used in the manufacturing, processing, packaging and storing of the Active Ingredient.

(l)            “DynaCirc” shall mean isradipine capsules (2.5 mg and 5 mg) marketed by Reliant pursuant to the NDA under the brand name DynaCirc®.

(m)          “DynaCirc CR” shall mean controlled release isradipine capsules (5 mg and 10 mg) marketed by Reliant pursuant to the NDA under the brand name DynaCirc CR®.

(n)           “Effective Date” shall mean the date first shown above.

(o)           “FDA” shall mean the United States Food and Drug Administration or any successor entity performing similar functions.

(p)           “First Commercial Sale” shall mean the date on which Reliant (or any Affiliate of Reliant) sells the first Product to an unaffiliated third party utilizing API supplied by ASL pursuant to this Agreement.

(q)           “GMP” shall mean current Good Manufacturing Practice as defined in 21 CFR §210.211 as may be amended from time to time.

(r)            “Improvements” shall mean any improved Products, line extensions, modified Products or similar items which contain the Active Ingredient and which Reliant obtains rights to, develops or sells during the course of this Agreement.

(s)            “Initial Forecast” shall have the meaning ascribed in Section 2.8(a).

(t)            “Initial Products” shall mean DynaCirc and DynaCirc CR manufactured using bulk amounts of the Active Ingredient supplied by ASL.

(u)           “Losses” shall have the meaning ascribed in Section 3.2.

(v)           “NDA” shall mean the New Drug Applications, 19-596 (DynaCirc) and 20-336 (DynaCirc CR) as amended and supplemented, to market the Products and any materials, documents or information referred to or relied upon therein.

(w)          “Process Description” shall mean, with respect to the Active Ingredient, good manufacturing procedures (including, but not limited to, FDA quality system requirements and procedures), as well as such other know-how, technical specifications, instructions, processes and other intellectual property and information Reliant shall possess and as shall be necessary in order to allow ASL to manufacture and/or have manufactured the Active Ingredient.

(x)           “Products” shall mean the Initial Products, and any Improvements thereto including all formulations containing Active Ingredient in all strengths, dosage forms and presentations.

(y)           “Product Quality Complaint” shall mean any complaint that questions the purity, identity, potency or quality of the Active Ingredient.

(z)           “Purchase Price” shall have the meaning ascribed in Section 2.7.

(z2)         “Quality Agreement” refers to the form of Quality Agreement attached as Exhibit C.

(z3)         “Quarterly Forecast” shall have meaning ascribed in Section 2.8(a).

(aa)         “Receipt Date” shall mean the earliest date on which a party or its Affiliate first becomes aware of the Adverse Event.

(bb)         “Regulatory Approval” shall mean, with respect to the Products, the FDA’s regulatory approval of the amendment to the NDA authorizing the use of Active Ingredient manufactured by ASL in the Initial Products.

(cc)         “Regulatory Filings” shall mean all applications, filings, materials, studies, data and documents of any nature whatsoever (including any supporting information related thereto) filed with, or prepared in connection with, the Regulatory Approval.

(dd)         “Specifications” shall have the meaning ascribed in 2.2.

(ee)         “Term” shall have the meaning ascribed in 3.5.

(ff)          “Territory” shall mean the United States, its territories and possessions including Puerto Rico.

SECTION 2

SUPPLY AGREEMENT

SECTION 2.1.      Supply of the Active Ingredient.

(a)           During the term of this Agreement, and subject to the other terms and conditions hereof, ASL shall supply and sell to Reliant and Reliant shall purchase from ASL all of Reliant’s requirements for the Active Ingredient pursuant to the terms of this Agreement. Notwithstanding the preceding sentence, Reliant’s obligation to purchase all of its requirements of API from ASL is contingent upon ASL’s ability to manufacture all Reliant’s requirements, receipt by Reliant of Regulatory Approval and is further subject to Reliant’s obligations to purchase minimum quantities of Active Ingredient from Novartis pursuant to that certain Supply Agreement by and between Reliant and Novartis dated January 10, 2003.

(b)           During the term of this Agreement and provided that Reliant complies with its purchase obligations set forth herein, ASL shall not supply or sell the Active Ingredient to any other purchaser in the Territory or outside the Territory for sale of any product containing the Active Ingredient inside the Territory without the prior written consent of Reliant (provided, however, that nothing herein shall affect ASL’s ability to manufacture products which are not the Active Ingredient).

(c)           ASL shall supply Reliant with Active Ingredient meeting the Specifications. All Active Ingredient supplied by ASL to Reliant hereunder shall be consistent with the DMF and NDA and produced in a facility and in a manner compliant with GMP and all other applicable laws, and shall not be adulterated or misbranded within the meaning of the Act and will have expiration dating of at least twenty four (24) months from the date of manufacture. Each shipment of Active Ingredient from ASL to Reliant shall be sampled and analyzed by ASL to determine if the shipment of Active Ingredient meets the Specifications. ASL shall deliver with each shipment of the Active Ingredient a certificate of analysis stating that the Active Ingredient meets the Specifications. ASL shall not relocate or otherwise transfer the site of manufacture of API without the express prior written approval of Reliant in the absence of a force majeure event or unremedied audit deficiencies under Section 2.3 below. Upon delivery to the Designated Facility, title to the Active Ingredient so delivered will be free and clear of any security interest or other encumbrance created by ASL.

SECTION 2.2.      Specifications.

(a)           The specifications (“Specifications”) for the Active Ingredient are set forth on Exhibit A.

(b)           All Active Ingredient supplied to Reliant hereunder shall be supplied in bulk form in drums and on pallets or as otherwise agreed by the parties. The packaging requirements shall be specified in the Specifications.

(c)           No changes to the Specifications or to the Active Ingredient shall be made by ASL without the prior written approval of Reliant unless expressly required either under GMP or the Act. In addition, any changes to the Active Ingredient, the Specifications or the manufacturing process which may require the submission of any amendment, filing or other documentation with the FDA and could potentially impact the NDA or other Regulatory Filings shall be identified, reviewed and require the written approval of Reliant. To the extent reasonably practicable, Reliant shall provide a response to any such proposed changes within twenty (20) business days after receipt

SECTION 2.3.      Audit of Manufacturing Facility.

(a)           Reliant or its representatives shall have the right, upon not less than five (5) business days advance notice and during regular business hours, to inspect and audit any facilities being used by ASL and any of its Affiliates, subsidiaries, joint ventures or other entities for the manufacture, production or supply or storage of the Active Ingredient (“Supply Facilities”) including all documentation related thereto to assure compliance by ASL or its suppliers with the terms of this Agreement, applicable US laws, rules and regulations including GMP and the prevailing FDA quality system requirements. Such inspection and audit shall be limited to those portions of such Supply Facilities as are involved in the production of the Active Ingredient, and shall be, conducted in a manner so as to minimize disruption of ASL’s and the inspected facilities’ business operations. ASL shall ensure Reliant has access to all such Supply Facilities (including, but not limited to, any third party facilities) in accordance with the foregoing in order for Reliant to conduct such audits; provided, however, that Reliant shall be subject to such reasonable confidentiality obligations as may be required by such third party in order to protect any proprietary information.

(b)           If any of such audits reveal that the Supply Facilities do not satisfy the requirements of this Agreement or the Act, then Reliant shall provide written notice of such fact, which notice shall contain in reasonable detail (including reference to the applicable standard or criteria which has not been met) the deficiencies found in the Supply Facilities and, if practicable, those steps which should be undertaken in order to remedy such deficiencies. ASL shall within thirty (30) days remedy any deficiencies from any such audit which have been provided to ASL in writing. In the event that ASL does not remedy, or is incapable of remedying, any of such deficiencies within such thirty (30) day period, ASL shall have the option to locate and qualify alternate GMP qualified Supply Facilities from which to perform its supply obligations under this Agreement. Should ALSA not locate and qualify such alternate GMP qualified Supply Facilities within 90 days of receiving Reliant’s notice, then Reliant shall be entitled to terminate this Agreement upon written notice to ASL, in which event ASL shall provide Reliant at ASL’s cost such assistance and any other information (including the Process Descriptions) as shall be necessary in order for Reliant to manufacture or have manufactured the Active Ingredient at another facility.

(c)           ASL acknowledges that the provisions of this Section 2.3 granting Reliant certain audit rights shall in no way relieve ASL of any of its obligations under this Agreement, nor shall such provisions require Reliant to conduct any such audits.

SECTION 2.4.      Notice of Audit.

(a)           Notice. ASL shall give Reliant immediate notice of any impending FDA or other governmental audit of ASL as it relates to the manufacture, production or testing storage of

Active Ingredient supplied to Reliant pursuant to this Agreement and shall provide Reliant with any documentation provided to it relating to such audit. ASL shall provide Reliant the opportunity for a 15-day, or a mutually-agreed timeline for review, prior to submission, any documentation prepared in response to such governmental audit and shall promptly provide Reliant with the results of such audit following its conclusion.

(b)           Inspection Reports. ASL shall promptly provide to Reliant copies of any FDA or other US governmental inspection reports it receives from the FDA or other US governmental agency with jurisdiction over the manufacturing facility with respect to the manufacturing facilities which supply the Active Ingredient.

(c)           Regulatory Inspections. ASL shall promptly notify Reliant of any FDA or other US regulatory inspections of the facilities which supply the Active Ingredient.

SECTION 2.5.      Notice of Regulatory Action.

ASL shall provide Reliant with immediate notification of its receipt of any of the following related to the manufacture, production or testing storage of the Active Ingredient; a copy of any list of observations (Form FD483), Warning Letters, Information Letters, Regulatory Letters or the like issued by the FDA as well as provide Reliant an opportunity to review any written response prior to submission to the FDA. ASL shall maintain sole responsibility for any matter pertaining to such inspections.

SECTION 2.6.      Recordkeeping.

ASL shall keep and maintain all production, batch, control laboratory and other records in accordance with all applicable FDA laws, roles and regulations including but not limited to GMP. Such records shall be made available to Reliant or its representatives upon request.

SECTION 2.7.      Orders, Prices and Terms.

(a)           Purchase Price. The purchase price (“Purchase Price”) for the Active Ingredient purchased from ASL for a period of three (3) years from the date of Regulatory Approval for either of the Initial Products (the “Initial Pricing Period”) shall be as set forth on Exhibit B hereto. In the event that Reliant fails to order at least [***] kgs of Active Ingredient (the “Minimum”) in any year of the Initial Pricing Period (excluding the “First Agreement Year”), and fails to cure such failure in the Quarterly Forecast for the succeeding Agreement Year, ASL shall have the right to renegotiate the Purchase Price. Price increases will be limited to ASL’s direct incremental price increase for raw materials directly attributable to the lower than expected volume purchases of raw materials by ASL as demonstrated from ASL’s records. The Purchase Price for each purchase order shall be determined by the relevant Tier on Exhibit B according to the aggregate number of kilograms of API purchased to date within the relevant Agreement Year. The Purchase Price set forth on Exhibit B may be renegotiated at any time and from time to time after expiration of the Initial Period. Any change in the Purchase Price of

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Active Ingredient following expiration of the Initial Pricing Period provided, however, that the Purchase Price for Active Ingredient shall not be increased greater than the annual increase in any Agreement Year during the Term by greater than the annual increase in the Producer Price Industry Data figure for pharmaceutical preparations [***] as published by the US Department of Labor.

(b)           Effect of Specification Changes on Purchase Price. Notwithstanding the foregoing, in the event that Reliant requests a change to the Specifications, ASL shall notify Reliant within 30 days of ASL’s receipt of such request whether the requested change will result in a material increase or decrease in the direct cost of manufacture of the Active Ingredient and ASL’s estimate of the cost of implementing the change. If Reliant then confirms to ASL that it wants to have the change implemented, then Reliant shall reimburse ASL for the estimated costs of implementing the change and pay such increased or decreased price, as the case may be, for API in an amount that enables ASL to pass through its consequent direct cost increases or decreases

(c)           Quarterly Reconciliation. Within thirty-(30) days of the last day of each calendar quarter, a quarterly reconciliation shall be calculated by multiplying the total number of kgs purchased by Reliant in such quarter by the cost/kg in the relevant Tier in Exhibit B, and subtracting such amounts invoiced Reliant during such quarter (the difference is the “the Quarterly Payment”). If the Quarterly Payment Amount is less than zero ($0.00), ASL shall credit Reliant that entire amount by way of a volume rebate in Kgs in the next invoice to Reliant for purchases.

(d)           Annual Reconciliation: During each Agreement Year, ASL shall invoice Reliant for purchases as set forth in Exhibit B. Within 30-days of the last day of each Agreement Year, an annual reconciliation will be calculated by multiplying the total number of kilograms of API purchased for the relevant agreement year by the relevant price in appropriate Tier in Exhibit B, and subtracting the total invoiced amount in dollars for such Agreement Year (the difference is the “Annual Payment Amount”). If the Annual Payment Amount is less than zero ($0.00), ASL shall credit Reliant that entire amount by way of a volume rebate in Kgs (the “Volume Rebate”) in the next invoice to Reliant for purchases.

(e)           Invoices and Payments. ASL will invoice Reliant within thirty-(30) days after delivery and acceptance of each shipment of Active Ingredient to Reliant or Designated Facility. Reliant shall pay ASL for API accepted within thirty-(30) days of receipt of the relevant invoice. All payments shall be made in U.S. dollars without deduction of any kind such as for withholding taxes or claims of set-off other than in the case of a bona fide dispute with respect to this Agreement. If Reliant has not paid the invoice within such thirty (30) day period (other than amounts related to amounts subject to bona fide dispute), Reliant shall pay interest on any unpaid and undisputed amounts at the rate of 1 ½% per month or the maximum rate allowed by law whatever is lower until paid in full, and, if the dispute is resolved in ASL’s favor, Reliant shall pay interest at such rate on the disputed amount until paid in full.

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

SECTION 2.8.      Forecasts and Purchase Orders.

(a)           Following Regulatory Approval of one of the Initial Products during the term of this Agreement, Reliant shall provide to ASL no later than the first day of the first month of each calendar quarter a non-binding good faith estimate (“Quarterly Forecast”) by quarter of Reliant’s requirements for the Active Ingredient for the calendar quarter and the succeeding three (3) calendar quarters. Reliant will be obligated to purchase 75% of the quantities of API forecasted for the first two (2) succeeding calendar quarters of each Quarterly Forecast. Within (30) days of Regulatory Approval, Reliant shall provide an initial forecast (“Initial Forecast”) for the four calendar quarters following Regulatory Approval.

(b)           Reliant shall place binding purchase orders for Active Ingredient by written or electronic purchase order (or by any other means agreed to by the parties) to ASL, which shall be placed at least ninety (90) days prior to desired date of delivery.

(c)           ASL shall be obligated to supply Active Ingredient as ordered by Reliant. To the extent purchase orders in any calendar month exceed One Hundred Fifty percent (150%) of the Quarterly Forecast for the relevant quarter, ASL shall use its best efforts to supply 125% of the quantity ordered.

 (d)          ASL shall maintain minimum inventory levels equal to the binding portion of the then current Quarterly Forecast. The Active Ingredient shall be shipped C.I.F. Duty Unpaid to a Designated Facility or other location agreed by the parties. Active Ingredient shall be shipped upon completion of production in temperature-controlled vehicles in accordance with the specifications including light protecting containers and the Quality Agreement in order to maintain the quality of the Active Ingredient. Carriers selected by ASL must be commercially reputable, able to track shipments and fully insured with adequate coverage to replace the value of the goods shipped. Title and risk of loss pass on delivery to the Designated Facility.

(e)           All shipments of Active Ingredient shall be accompanied by a packing slip and a certificate of analysis which describes the Active Ingredient, states the purchase order number, confirms that the Active Ingredient conforms in all ways with the Specifications, the Process Description and was manufactured in accordance with GMP and all other requirements of the Act. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

(f)            Reliant shall notify ASL of any short-shipment claims within thirty (30) days of receipt of a shipment of Active Ingredient.

(g)           ASL shall not be obligated to accept any returns of Active Ingredient other than as a result of such Active Ingredient failing to meet the Specifications in accordance with Section 2.9(a), was not manufactured in accordance with GMP, or does not otherwise comply with the manufacturing, storage and/or transportation requirements of the Act.

SECTION 2.9.      Product Claims.

(a)           After delivery of a shipment of any Active Ingredient to Reliant, Reliant shall have sixty (60) days to examine the Active Ingredient to determine if it conforms to the Specifications and, on the basis of such examination, to accept or reject such shipment. Any claims for failure to so conform (“Claims”) shall be made by Reliant in writing within such sixty (60) day period to ASL, indicating the nonconforming characteristics of the Active Ingredient.

(b)           If ASL agrees with such Claim, then as promptly as possible after the submission of a Claim by Reliant, ASL shall, at Reliant’s option, provide Reliant (i) with a credit against future billings equal to the full amount paid by Reliant for such Active Ingredient or (ii) replacement Active Ingredient free of charge. ASL shall pay for all shipping costs of returning or destroying Active Ingredient that are the subject of such accepted Claims. ASL shall bear the risk of loss for such Active Ingredient, beginning at such time as they are taken at Reliant’s premises for return delivery.

(c)           If ASL does not agree with such Claim, then the parties shall submit the Active Ingredient in question to an independent party with validated analytical methods (such as Metrics, Inc.) of testing the Active Ingredient to determine whether or not it complies with the Specifications. In the event the parties cannot agree upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to Section 4.15.

SECTION 2.10.    Additional Obligations of ASL.

ASL shall:

(a)           Manufacture the Active Ingredient in accordance with the Specifications and the Quality Agreement for sale to Reliant taking care to adhere to GMP, and all applicable FDA and other applicable US laws, rules and regulations including but not limited to the Act and FDA Guides to Inspections of Bulk Pharmaceutical Chemicals.

(b)           Ship all Active Ingredient to Reliant with a remaining shelf life of at least equal to the approved stability dating as set forth in the NDA as may be amended from time to time from date of shipment and perform annual stability testing on the API to support the expiration dating used on the API and affix lot numbers on the containers of Active Ingredient on each shipping carton in accordance with applicable US laws. Once expiration dating of at least thirty six (36) months is assigned to the Active Ingredient, all Active Ingredient supplied by ASL hereunder will have a remaining shelf life of at least twenty four (24) months from the date of shipment.

(c)           On not less than five (5) business days notice, afford representatives of Reliant, the FDA and any other United States authority access to its facilities and that of its subcontractors for the purpose of inspecting and approving the facilities used to manufacture the Active Ingredient.

(d)           No later than forty five (45) days of completion of test results on thirty (30) day accelerated stability on the first validation batch of API, ASL will take all actions necessary to establish a DMF with FDA as may be required by the rules and regulations of the FDA and to make all filings necessary to maintain the DMF including, but not limited to, any necessary updates following the completion of the stability report on the ninety (90) day accelerated stability test on the first validation batch of API. In addition, ASL shall take all action necessary to provide Reliant with access to the DMF such that the NDA may reference the DMF for the purposes of this Agreement.

(e)           In the event any shipment of the Active Ingredient fails to conform to the Specifications, GMP, or any applicable FDA or other US governmental regulation, ASL shall, without charge, promptly replace any such Active Ingredient with a non-defective, conforming Active Ingredient. ASL shall promptly investigate the cause of such nonconformance or defect and shall report back to Reliant with respect to such investigation no later than seven (7) calendar days after notification or discovery of such nonconformance or defect.

(h)           Neither ASL nor its subcontractors shall initiate any contact with the FDA or any other US regulatory agency in connection with the subject matter of this Agreement without the prior written approval of Reliant. ASL and/or such subcontractor shall inform Reliant, via same-day telephone and by receipt of written notice within one day thereafter, of any contacts of ASL or such subcontractor by the FDA or any other US regulatory agencies in connection with the subject matter of this Agreement, and ASL or such subcontractor shall prepare and submit to Reliant for its approval a written record of all such contacts. Reliant shall have the right to have a representative present at any time the FDA or other US governmental authority shall elect to conduct an inspection of any site at which a manufacturing or other investigation of API is being conducted. ASL or such subcontractor shall forward to Reliant any notice relating to such inspection, immediately upon receipt thereof.

SECTION 2.11.    Adverse Events; FDA Audits; Etc.

(a)           Each party agrees to cooperate with the other party in the exchange of information concerning Adverse Events associated with the use in humans of the Products which Reliant or any its Affiliates manufactures or has manufactured, markets, and distributes from the Active Ingredient supplied by ASL under this Agreement. Each party shall notify the designated party of the other set forth in Section 2.13 within one (1) working day of the Receipt Date. Unless otherwise required by law, Reliant will retain exclusive authority and responsibility for the reporting of any Adverse Events to the FDA.

(b)           Each party shall notify the designated Quality Assurance Manager of the other by e-mail, fax or by telephone within one (1) working day of receipt of any product complaint report received relating in any manner to the Products which may meet FDA Field-alert Report criteria codified at 21 CFR 314.81(b)(1)) with an original copy of the report sent by overnight courier the same day. ASL shall investigate all such complaints associated with the Active Ingredient and provide a written response to such complaints with a copy to Reliant. Reliant shall investigate all such complaints associated with Product (other than complaints associated with the Active Ingredient)) and provide a written response to the FDA (if required by applicable laws) to such complaints with a copy to ASL. Each party shall provide the other with a preview copy of its written responses and consult with the other regarding such responses prior to filing the responses with the FDA.

(c)           Reliant shall have the right to have a representative present at any time the FDA or other US governmental authority shall elect to conduct an inspection of any site at which a manufacturing or other investigation of the Active Ingredient is being conducted. ASL or such subcontractor shall forward to Reliant any notice relating to such inspection, immediately upon receipt thereof.

SECTION 2.12.    Product Quality Complaints.

(a)           Complaints that concern any incident that causes the Product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Product, or any failure of one or more distributed batches of the Product to meet the Specifications shall be telephoned to both parties promptly upon receipt.

(b)           The relevant contact person with respect to Adverse Events shall be:

If to ASL:

Facsimile No.: (847) 520 9160
Telephone No.: (847) 520 9600
E-mail: @austinchemical.com

If to Reliant: Reliant Medical Affairs

Fax:	1-877-311-8160
Tel:	1-908-580-1200
1-877-311-7515

SECTION 2.13.    Government Agency Recalls.

(a)           Each of the parties agree to maintain or cause to be maintained such traceability records as are necessary to permit a recall, withdrawal, field alert or field correction of Active Ingredient or Product.

(b)           In the event any governmental agency having applicable jurisdiction shall order any corrective action with respect to Product containing Active Ingredient supplied hereunder such as customer notice, restriction, change, corrective action or market action or any Product change, and the cause of basis of such corrective action is due to the actions or inactions of ASL under this Agreement including without limitation the failure of the API to meet the Specifications or a breach by ASL of Section 3.1(a) below, then ASL shall be liable to Reliant to credit or replace such API as required by Section 2.9(b), including paying all costs of returning or destroying such API.

(c)           Reliant shall have the right to determine that a recall of any portion of Product is necessary or appropriate at any time, and to design, administer and control the recall process (provided, however, that at the request of ASL, ASL shall have the right to consult with Reliant prior to determining that a recall is necessary). If a recall is determined to be necessary or appropriate due to ASL’s breach of any of its obligations under this Agreement, ASL shall be liable for replacing the Active Ingredient used to manufacture the recalled Product. For purposes of this Section, “recall” means a firm’s removal or correction (e.g., repair, modification, adjustment, re-labeling, destruction or inspection (including patient/consumer marketing) of a product without its physical removal to some other location) of a marketed Product that there are reasonable grounds to believe could be considered by the FDA to be in violation of the Act or against which the FDA could initiate legal action.

SECTION 2.14.    Annual Review. The parties agree to establish an annual business review process pursuant to which the parties will review (either in person, by telephone, videoconference or other mutually agreeable means) Active Ingredient quality, cycle time, manufacturing capacity, projected market needs, and delivery.

SECTION 3

GENERALLY APPLICABLE TERMS

SECTION 3.1.      Representations and Warranties.

(a)           ASL to the best of its knowledge represents and warrants to Reliant that:

(i)         the Active IngredientS supplied by ASL will be manufactured in accordance with the Specifications GMP, the DMF and all applicable FDA and other US governmental regulations;

(ii)        the Active Ingredient supplied by ASL are being sold to Reliant free and clear of all liens, claims and encumbrances of any nature;

(iii)       attached as Exhibit C is a true and correct copy of the Quality Agreement as executed by the parties;

(iv)       to the best of its knowledge after diligent inquiry, the Active Ingredient, and its manufacture or use by ASL, does not violate any patents, patent rights, patent applications, inventions, copyrights, confidential information, trade secrets, proprietary rights or processes of any other person in the country where such Active Ingredient is manufactured or in the Territory;

(v)        there are no pending or threatened suits, claims, or actions of any type whatsoever against ASL with respect to the Active Ingredient or the manufacture thereof;

(vi)       all necessary corporate and other authorizations including all necessary approvals, licenses and authorizations from FDA or other US governmental entities, consents and approvals which are necessary or required for ASL to enter into this Agreement have been duly obtained and are in and will remain in full force and effect;

(vii)      the entering into of this Agreement (including the Quality Agreement) by ASL will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ASL, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement (including the Quality Agreement), contract, purchase order or other instrument, document or agreement to which ASL is a party or by which it or any of its properties or assets is bound or affected;

(viii)     ASL shall, and shall cause its Affiliates, subcontractors, joint venture partners, and any other person or entity performing services under this Agreement to, comply with all applicable United States laws, rules and regulations applicable to their manufacture or sale of the Active Ingredient (this warranty does not and is not intended to address third party proprietary rights); and

(ix)       ASL has not been debarred and ASL has not and will not use in any capacity in connection with the performance of its obligations under this Supply Agreement the services of any individual or person known by ASL to be debarred in each case by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, as amended, or other applicable

The foregoing warranties extend only to Reliant and its Affiliates, contract manufacturers, corporate partners and/or other persons who collaborate with Reliant in the production of Product from the Active Ingredient. THE FOREGOING WARRANTIES SHALL NOT COVER AND ASL MAKES NO WARRANTIES WITH RESPECT TO: (A) ANY ACTIVE INGREDIENT THAT HAS BEEN SUBJECT TO; (I) ABUSE, MISUSE, MISAPPLICATION, NEGLECT, ALTERATION OR ACCIDENT AFTER DELIVERY AND ACCEPTANCE OF THE API BY RELIANT: (II) IMPROPER OR INCORRECT STORAGE AFTER DELIVERY AND ACCEPTANCE BY RELIANT; OR (; OR (III) ANY MATERIALS, PARTS, GOODS OR OTHER COMPONENTS NOT SUPPLIED BY ASL WHICH ARE USED BY RELIANT IN CONNECTION WITH THE PRODUCT.

(b)           Reliant represents and warrants to ASL that:

(i)         all necessary corporate and other authorizations, consents and approvals which are necessary or required for Reliant to enter into this Agreement have been duly obtained;

(ii)        the entering into of this Agreement (including the Quality Agreement) by Reliant will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Reliant under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which Reliant is a party or by which it or any of its properties or assets is bound or affected;

(iii)       Reliant shall not, during the course of any manufacturing, marketing or selling by it of the Products, engage in any act which results in the Products being adulterated or misbranded within the meaning of the Act, or any regulation promulgated thereunder;

(iv)       Reliant shall comply with all applicable laws, rules and regulations applicable to their importation, manufacture, use or sale of the Product in the Territory;

(v)        To the best of its knowledge, the Product, and its manufacture, use or sale by Reliant and/or its Affiliates, will not violate any patents, patent rights, patent applications, inventions, copyrights, confidential information, trade secrets, proprietary rights or processes of any other person;

(c)           THE WARRANTIES CONTAINED IN THIS SECTION 3.1 ARE THE EXCLUSIVE WARRANTIES MADE BY THE PARTIES IN RESPECT OF THE ACTIVE INGREDIENT AND PRODUCT, AND ALL OTHER WARRANTIES RELATING THERETO, EXPRESS, STATUTORY OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND MERCHANTABILITY ARE HEREBY WAIVED AND EXCLUDED; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 3.1 SHALL BE DEEMED OR CONSTRUED TO LIMIT ASL’s OBLIGATIONS UNDER SECTION 2.10.

SECTION 3.2.      Indemnification. In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

(a)           ASL shall defend and indemnify and hold Reliant (and its Affiliates, and their respective officers, directors and employees) harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses (collectively, “Losses”), arising out of, based on, or caused by (A) the breach by ASL of any representation or warranty contained in this Agreement, (B) any failure of ASL to comply with any applicable US law in connection with performing its obligations under this Agreement or (C) any negligence or intentional misconduct by ASL in connection with performing its obligations under this Agreement in each case except to the extent that such Losses arise from or are aggravated by the grossly negligent acts of or failure to act by Reliant or its Affiliates. Reliant will promptly notify ASL of any such Losses which come to its attention.

(b)           Reliant shall defend and indemnify and hold ASL (and its Affiliates, and their respective officers, directors and employees) harmless against any and all Losses, arising out of, based on, or caused by (A) statements, whether written or oral, made or alleged to be made by Reliant or its Affiliates on the packaging or labeling of any of the Products, or in the advertising, manufacturing (other than the manufacturing of the Active Ingredient), promotion, use or sale of any of the Products, (B) the storage, sale, shipment, promotion or distribution of the Products by Reliant or its Affiliates, or (C) the breach by Reliant of any representation or warranty contained in this Agreement, in each case except to the extent that such Losses arise from or are aggravated by the grossly negligent acts of or failure to act by ASL or its Affiliates. ASL will promptly notify Reliant of any such Losses which comes to its attention.

(c)           In the event either party becomes aware of any product liability claims from third parties with respect to the Products (whether related to the safety or efficacy of the Product, or arising out of alleged defects in materials, design or workmanship of the Product or otherwise, (hereinafter, a “Product Liability Claim”), it shall promptly notify the other of such matter, and provide copies of any notices, claims, letters or other information which such party has received or possesses in connection with such Product Liability Claim. Each party shall reasonably cooperate with the other with respect to the defense and resolution of any such Product Liability Claim. Reliant shall have responsibility for controlling any litigation, defense or settlement of any such Product Liability Claims.

SECTION 3.3.      Infringement Indemnification.

(a)           ASL shall defend and indemnify and hold Reliant (and its Affiliates and the respective officers, directors and employees) harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses arising from or relating to claims that the formulation or manufacture of Active Ingredient or other activities of ASL under this Agreement infringe on the patent or other intellectual property rights of a third party within the Territory.

(b)           Reliant shall defend and indemnify and hold ASL (and its Affiliates and the respective officers, directors and employees) harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses arising from or relating to claims that the Products manufactured using the API supplied or its use or sale infringes on the patent or other intellectual property rights of a third party.

SECTION 3.4.      Insurance.

(a)           Reliant and ASL shall each at its own expense obtain and maintain insurance of the type and amount described in Section 3.4(b). Neither party shall do or omit to do any act, matter or thing which could prejudice or render voidable any such insurance.

(b)           The parties agree that each will maintain during the performance of this Agreement the following insurance in amounts no less than that specified for each type:

(i)         General liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death and property damage.

(ii)        product liability insurance with combined limits of not less than $3,000,000 per occurrence and $3,000,000 per accident for bodily injury, including death and property damage.

(c)           Each party will provide to the other party evidence of its insurance naming the other as an additional insured and containing a waiver of subrogation against the other and thirty (30) days prior written notice of any cancellation of its coverage or reduction in coverage from the requirements stated herein.

SECTION 3.5.      Term.

(a)           This Agreement shall remain in effect from the Effective Date for a period of seven (7) years from the receipt of the first Regulatory Approval for either of the Initial Products (the “Initial Term”). Unless sooner terminated, this Agreement shall be renewed automatically for successive terms of two (2) years unless either party provides notice to the contrary within one hundred twenty (120) days prior to the end of the Initial Term or any such additional term.

(b)           Notwithstanding any other provision of this Agreement, either Reliant or ASL may terminate this Agreement by notice in writing to the other upon the occurrence of any of the following events:

(i)         if the other commits a breach of this Agreement (other than a breach by Reliant of Section 2.8 hereof) that the notified party fails to remedy within thirty (30) days of the receipt by the other of a notice identifying the breach and requiring its remedy; or

(ii)        if the other is subject to a Bankruptcy Event.

(c)           Reliant may terminate this Agreement immediately upon written notice to ASL if:

(i)         the FDA prohibits the Product(s) from being manufactured, shipped, sold or marketed, in which event all outstanding or unfinished purchase orders (including any firm order obligations pursuant to any forecasts) shall be cancelled;

(ii)        in the absence of a force majeure event under Section 4.10 below, ASL is unable to supply API in sufficient quantities to meet purchase orders submitted in accordance with Section 2.8 hereunder for a period of six (6) months in any twelve (12) month period or, taking into account any such force majeure event, ASL is unable to meet such purchase orders for a continuous period of six (6) months; or

(iii)       any representation or warranty made herein by ASL proves to be incorrect in any material respect when made.

(d)           ASL may terminate this Agreement upon written notice to Reliant if any representation or warranty made herein by Reliant proves to be incorrect in any material respect when made.

SECTION 3.6.      Effect of Termination.

(a)           If this Supply Agreement is terminated for any reason other than Reliant’s failure to make payment under this Agreement, ASL shall complete the manufacture of any binding purchase order for Active Ingredient and ship such Active Ingredient pursuant to the terms of this Agreement.

(b)           The termination or expiration of this Agreement will not release either party from the obligation to pay any sum that may be owing to the other party (whether then or thereafter due) to operate any liability or obligation that had been incurred by either Party prior to any such termination.

SECTION 4

MISCELLANEOUS

SECTION 4.1.      Confidentiality; Press Releases.

(a)           Reliant and ASL will be exchanging confidential and proprietary information relating to the Active Ingredient and Products and their respective businesses at the inception of and from time to time during the term of this Agreement. The party receiving such information will maintain the information in confidence using the same standard of care it uses to maintain its own information in confidence. Such obligation of confidentiality shall not apply to information which (i) is known to the receiving party prior to the disclosure, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the receiving party, (iv) is received from a third party who has no obligation of confidentiality to the disclosing party or (v) is developed independently by or for the receiving party. Such obligation of confidentiality shall continue for a period of five (5) years from the date of termination of this Agreement.

(b)           Notwithstanding the foregoing Section 4.1(a), (i) Reliant shall be permitted to disclose to its manufacturers, subcontractors, wholesalers, other direct customers, investment bankers and/or financing sources such confidential information relating to the Products and this Agreement as Reliant shall reasonably determine to be necessary in order to effectively market and distribute the Products or otherwise engage in a bona fide financing transaction and (ii) ASL shall be permitted to disclose to its Affiliates, manufacturers, subcontractors, wholesalers, other direct customers, investment bankers and/or financing sources such confidential information relating to the Active Ingredient and Products as ASL may reasonably determine to be necessary to perform its obligations under this Agreement, provided that such entities undertake the same confidentiality obligation as the disclosing party has with respect to the other’s confidential information and provided that ASL and its Affiliates may disclose the fact of the Agreement for purposes of marketing its services.

(c)           Except as may be required by applicable laws, rules or regulations (including in connection with a public offering of securities), neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement, any amendment hereto or to performance hereunder, or the existence of an arrangement between the parties, without the prior written approval of the other party, which consent shall not be unreasonably withheld or delayed (it being understood that such obligation is not intended to restrict either party’s ability to promote, market and sell the Products or its services in a commercially reasonable manner). In the event disclosure is required by applicable law, rules or regulations, then the party required to so disclose such information shall, to the extent possible, provide to the other party for its approval (such approval not to be unreasonably withheld) a written copy of such public announcement at least ten (10) business days prior to disclosure. In the absence of a communication approving or disapproving of the public announcement from the party with the right of approval by the end of such ten (10) day period, such party shall be deemed to have approved the public announcement.

SECTION 4.2.      Survival. Those provisions of this Agreement dealing with rights and obligations upon and/or after termination of this Agreement including but not limited to Sections 1.1 (to the extent necessary to give effect to the Articles and Sections enumerated in this Section 4.2), 2.6, 2.7(d), 2.8(d), 2.8(e), 2.8(f), 2.10, 2.11.2.12, 2.13, 3.2, 3.3, 3.4, 3.6, 4.3, 4.9, 4.15, 4.16 and 4.17 shall survive termination of this Agreement to the extent necessary to give effect to such provisions.

SECTION 4.3.      Penalties. If either party terminates this Agreement in accordance with the terms herein the terminating party shall owe no penalty to the terminated party on account of such termination.

SECTION 4.4.      Independent Contractor Status. Neither party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All personnel of ASL shall be solely employees of ASL and shall not represent themselves as employees of Reliant, and all personnel of Reliant shall be solely employees of Reliant and shall not represent themselves as employees of ASL.

SECTION 4.5.      Binding Effect; Benefits. This Agreement shall endure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim.

SECTION 4.6.      Assignment.

Neither party may assign this Agreement or any of its rights hereunder or delegate its performance of its obligations hereunder without the express prior written consent of the other party, except that either party may assign or delegate any of its rights or obligations under this Agreement to an Affiliate or subsidiary; provided that the assigning party shall be made liable for all obligations and liabilities of the assignee following such assignment. Notwithstanding the foregoing (a) each party may assign this Agreement to any purchaser of all or substantially all of its assets or to any successor entity resulting from any merger or consolidation of such party with or into such entity AND (b) Reliant may assign its rights and obligations hereunder to an acquirer of all or substantially all of Reliant’s assets relating to one or more of the Products. The (i) conversion of either party from a limited liability company to a corporation and/or (ii) issuance by either party of securities in connection with any financing transaction or public offering shall not be deemed an assignment and shall be permitted without notice to or consent from the other party or its Affiliates. My attempted assignment in violation of this provision shall be deemed a material breach of this Agreement.

SECTION 4.7.      Entire Agreement; Amendments. The parties acknowledge that this Agreement sets forth the entire agreement and understanding of the parties as to the subject matter of this Agreement, and supersedes any prior verbal, written or other understandings of the parties with respect to the subject matter of this Agreement. This Agreement shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

SECTION 4.8.      Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.9.      Remedies; Etc. Unless otherwise expressly provided, all remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

SECTION 4.10.    Force Majeure.

The obligations of ASL and Reliant hereunder shall be subject to any delays or non-performance caused by acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; orders of, or failure to issue all necessary permits or licenses by, regulatory, governmental, or military authorities; strikes, lockouts or labor trouble; perils of the sea; or any other similar cause beyond the reasonable control of either party, and each party shall be under no liability to the other for anything which would constitute a breach of this Agreement arising by reason of such matters. The party which is not performing its obligations under this Agreement as a result of an event of force majeure shall use diligent efforts to resume compliance with this Agreement as soon as possible. Should the event of force majeure continue unabated for a period of sixty (60) days or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time. In the event that such alternative arrangements cannot be agreed upon within thirty (30) days after the expiration of such initial sixty (60) day period, then the non-performing party shall continue to diligently attempt to alleviate such event of force majeure until it is removed or eliminated.

SECTION 4.11.    Notices. Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) e-mail, telexed or facsimile, with receipt confirmed, addressed as set forth in this Section or to such address as shall be furnished by either party hereto to the other party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) five (5) business days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) one business day after being delivered to said overnight delivery service properly addressed, or (iv) confirmation of receipt of the e-mail, telex or facsimile, as the case may be. All Notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the party receiving the Notice must respond.

If to ASL:	Austin Shasun LLC
1565 Barclay Boulevard
Buffalo Grove, IL 60089-4537
Attn:

Facsimile: (847) 520 9160
E-mail: @austinchemical.com

Telecopier:

if to Reliant to:	Reliant Pharmaceuticals, LLC
110 Allen Road
Liberty Corner, New Jersey 07938
Attn: Joseph Krivulka, President

Telephone:	(908) 542-4400
Fax:	(908) 542-9406

with a copy to:	Reliant Pharmaceuticals, LLC
110 Allen Road
Liberty Corner, New Jersey 07938
Attn: Michael J. Lerner, General Counsel

Telephone:	(908) 542-4408
Fax:	(908) 542-9406

SECTION 4.12.    Waivers. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

SECTION 4.13.    Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

SECTION 4.14.    Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.15.    Governing Law; Dispute Resolution.

(a)           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A. without regard to the conflict of law principles thereof, and the United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed.

(b)           Excepting only actions and claims relating to actions commenced by a third party against ASL or Reliant (including, without limitation, actions for injuries caused by a Product, or in respect to a patent infringement claim), any controversy or claim arising out of or relating to this Agreement, or the parties’ decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the arbitration American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(c)           The arbitration shall be held before a single arbitrator, to be selected by ASL and Reliant or, if ASL and Reliant cannot agree on such arbitrator, in accordance with the applicable arbitration rules provided that the arbitrator shall have significant pharmaceutical manufacturing and supply experience. Arbitration shall be in the State of New York and the arbitrator shall apply the substantive law of the State of New York. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute. The arbitrator shall permit and facilitate discovery, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party. The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present; however, no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase. The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief.

(d)           The arbitrator shall not award either parties punitive damages and the parties shall be deemed to have waived any right to such damages. A qualified court reporter will record and transcribe the proceedings. The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered into any court having jurisdiction thereof. Prompt handling and disposal of the issue is important. Accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within three hundred sixty five (365) days of the arbitrator’s selection or appointment and within twenty (20) days of the close of evidence.

(e)           The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties’ confidential information. The fees of the arbitrator shall be paid by the losing party, which shall be designated by the arbitrator. If the arbitrator is unable to designate a losing party, he shall so state and the fees shall be split equally between the parties.

(f)            Each party is required to continue to perform its obligations under this Agreement pending final resolution of any such dispute.

(g)           The procedures specified in this Section 4.15 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided however, that a party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief, if in its sole judgment, such action is necessary to avoid irreparable damage.

SECTION 4.16.    Consequential Damages. Neither Reliant nor ASL (which for the purposes of this Section 4.16 shall include their respective Affiliates, directors, managers, officers, employees, consultants, equity holders, representatives and agents) shall have any liability to the other for any punitive damages, specialty, incidental, consequential or indirect damage relating to or arising from the loss of commercial or business opportunity, revenue or profit, in connection with or arising out of this Agreement even if such damages may have been forecasted; providing that such limitations shall not apply in the case of (a) fraud, (b) intentional misconduct or (c) any damages claimed by or paid to a third party in a third party action.

SECTION 4.17.    Limitation of Liability. Except in the cases of fraud, gross negligence or intentional misconduct ASL’s aggregate liability to Reliant under this Agreement for any calendar year during the term of this Agreement shall not exceed the net amounts paid by Reliant (amounts paid less the Annual Payment Amount rebated) under Section 2.7 above with respect to that calendar year.

SECTION 4.18     Conversion to Non-Exclusive. Following the Initial Period, in the event that Reliant fails to purchase the Minimum in any two (2) consecutive calendar quarters pursuant to Section 2.8 hereof, ASL as its sole remedy hereunder shall on thirty (30) days written notice shall be relieved of the restriction on sales to third parties of Active Ingredient set forth in Section 2.1(b) hereof. Reliant, however, shall have the option during the thirty days following notice from ASL to purchase such amounts of API as necessary to satisfy the Minimum for the calendar quarters in question in which case the restriction on sales of Active Ingredient to third parties set forth in Section 2.1(b) shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Agreement as of the date first above written.

RELIANT PHARMACEUTICALS, LLC

By:
Title:

AUSTIN SHASUN, LLC

By:
Title:

Exhibit A

SPECIFICATIONS

[TO BE SUPPLIED]

Exhibit A

Isradipine API Specifications

	Tests	Limits
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]
11	[***]	[***]

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Pricing

The purchase price (“Purchase Price”) for Active Ingredient purchased from ASL shall be as follows:

Non-Commercial Use – [***]

Commercial Use:

Kilos Purchased (Annualized)		Cost/Kg
Tier 1	[***]	[***]
Tier 2	[***]	[***]
Tier 3	[***]	[***]

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

QUALITY AGREEMENT

COMMERCIAL
QUALITY AGREEMENT

Between

And

SHASUN CHEMICALS AND DRUGS LTD.

For the manufacture of:

Nizatidine Active Pharmaceutical Ingredient
DMF # 13192

i

I               QUALITY AGREEMENT AND TERM

1.                                       It is deemed necessary by Reliant Pharmaceuticals, Inc. (“Reliant”) and Shasun Chemicals and Drugs Ltd. (“Shasun”) to allocate the responsibilities of current good manufacturing practice (cGMP), as defined in ICH Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, and FDA Guide for Manufacturing, Processing and Holding APIs, by which Nizatidine API shall be manufactured and provided to Reliant.

2.                                       This agreement, in conjunction with the Supply Agreement between Reliant and Shasun, dated August 4, 2004 (the “Supply Agreement”), shall define the responsibilities of the panties involved, and the levels of interaction necessary for the delivery of compliant product.

3.                                       This Quality Agreement shall expire with the termination of the Supply Agreement. The Quality agreement can be modified with the written approval of Reliant and Shasun. Such revisions shall supercede previous quality commitments in the Supply Agreement. A revision history shall be maintained as part of the Quality Agreement.

II             PRODUCTS

Shasun has agreed to manufacture Nizatidine API in accordance with all cGMP’s, Product Specifications and all applicable federal, state, and local laws and regulations.

III            CONTACT INFORMATION

Communication pertaining to the manufacture of the Product shall flow between the established channels detailed below.

DEPARTMENT	RELIANT CONTACT		SHASUN CONTACT
QUALITY	Name Phone Fax e-mail	Keith Bowen (908) 542-4432 (908) 542-4460 kbowen@reliantrx.com	Name Phone Fax e-mail	v.Rajasekaran / V. Sundaramoorthy 00 91 44 22452864 00 91 44 22452462 vrajasekaran@shasun.com moorthy@shasun.com

OPERATIONS	Name Phone Fax e-mail	Christopher Campbell (908) 542-4425 (908) 542-9405 ccampbell@reliantrx.com	Name Phone Fax e-mail	A.Chandrasekar chandru@shasun.com

REGULATORY	Name Phone Fax e-mail	Paulette Kosmoski (908) 542-4403 (908) 542-4460 pkosmoski@reliantrx.com	Name Phone Fax e-mail	S.Jayanthi 00 91 44 22452846 00 91 44 22452462 jayanthi@shasun.com

NON-MEDICAL CUSTOMER COMPLAINTS	Name Phone	Medical Affairs (908) 580-1200	Name Phone Fax e-mail	B.Saravanakumar saravanan@shasun.com

1

IV                                   MANUFACTURING COMPLIANCE

The Product will be manufactured by Shasun pursuant to the Supply Agreement at the Shasun facility(s) located at A-1/B, Sipcot Industrial Complex, Kudikadu Village, Cuddalore 607 005 (FDA facility registration # 3003585876). All manufacturing activities shall conform to the requirements of ICH Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, and FDA Guide for Manufacturing, Processing and Holding APIs.

1.                                      Premises

1.1                                 The manufacturing facility(s) shall comply with all aspects of ICH Q7A section 4 Buildings and Facilities, as well as all additional requirements detailed in the DMF and Supply Agreement.

2.                                      Equipment

2.1                                 Equipment used to manufacture the Product shall comply with Q7A section 5 Process Equipment, as well as all additional requirements detailed in DMF # 13192.

2.2                                 Shasun shall maintain written records for usage, cleaning, maintenance, and calibration of all equipment used in the processing of the Products to ensure that cleaning and maintenance records are readily identifiable with equipment usage in the event of a drug product problem that may be investigated. Shasun shall maintain approved written procedures including, but not limited to, specifications for cleaning, assignment of responsibility for cleaning and maintaining equipment.

2.3                                 Installation qualification (1Q)/ operational qualification (OQ)/ performance qualification (PQ) shall be performed on all equipment used in analysis of the Products, and the same equipment shall be placed on a calibration and/or preventive maintenance schedule, as appropriate.

2.4                                 Shasun shall only use the major equipment detailed in the DMF for the processing and manufacture of the Product. Product manufactured in equipment other than that stipulated in the filed Master Batch production records shall not be accepted.

3.                                      Personnel

3.1                                 Personnel used to manufacture the Product shall comply with Q7A section 3 Personnel, as well as any additional requirements defined by procedure. These responsibilities shall be defined in written procedures.

3.2                                 The training of personnel used to process the Product shall be appropriately documented and available for review. Training shall be conducted on a continuing basis by qualified individuals.

2

3.3                                 There shall be an adequate number of qualified personnel to perform and supervise the processing and manufacture of the Product.

4.                                      Materials

4.1                                 Control of materials used to process the Product shall comply with Q7A section 7 Materials Management, as well as all additional requirements detailed in DMF, or required by written procedures.

4.2                                 Shasun shall use production materials from approved suppliers as detailed in the DMF, and required by ICH Q7A section 16 Contract Manufacturers.

4.3                                 Shasun shall sample all production materials according to approved procedures, and shall test and release those materials according to approved analytical methodology and specifications as filled in the DMF.

4.4                                 Shasun shall store all packaging materials, production materials, and finished API in a suitable environment so as not to impact the materials’ quality. A suitable retest program shall be used to demonstrate the quality of the stored material versus approved specifications. Certificates of Analysis shall be generated, as required for Reliant, for finished API.

4.5                                 All production materials used in the manufacture of the Products shall be tested in accordance with Shasun standard operating procedures, using approved methods and specifications.

5.                                      Documentation

5.1                                 Documentation used to support the manufacture of the Product shall comply with Q7A section 6 Documentation and Records, as well as all additional requirements detailed in DMF or required by Shasun.

5.2                                 Shasun shall follow written documentation in the form of a Maste Batch Record for all processes used in the manufacture of the Products. These records shall be made available during any compliance audit of the site.

5.3                                 Shasun shall maintain and follow all Standard Operating procedures (SOPs) required to manufacture, package, analyze, release, and store the Product as detailed in the DMF, and required by ICH Q7A.

5.4                                 Shasun shall follow a suitable, internal, change control procedure for all documentation. All changes to batch records, manufacturing specifications, test methods, or sources of intermediates which have direct impact on the Safety, Identity, Purity, or Quality of the API must be submitted to Reliant QA for review and approval prior to implementation.

3

6.                                      Lot Numbers and Expiration

6.1                                 Shasun shall assign unique lot numbers finished API to ensure complete product traceability.

6.2                                 The Product lot retest period will be based on approved procedures and the approved retest period as filed to the DMF.

7.                                      Product Storage and Shipment

7.1                                 Storage and shipment of the Product shall comply with Q7A section 10 Storage and Distribution, section 17 Agents, Brokers, Traders, Distributors, Repackers, and Relabellers, as well as all additional requirements detailed in DMF, or required by Shasun.

7.2                                 Shasun shall store all finished product in suitable containers, labeled with lot specific information, as required by the DMF, and as detailed in the Supply Agreement, and in a controlled environment under appropriate temperature and humidity conditions.

7.3                                 Only finished Product having an approved Certificate of Analysis may be shipped by Shasun to a Reliant specified address. Reliant QA is the only agent authorized to release the finished pharmaceutical product into commercial distribution. Materials may be shipped under Quarantine from time-to-time as warranted, but only upon the request of Reliant and with the prior written consent from the Quality Departments from Reliant and Shasun. It is anticipated that Quarantine shipments will have a low frequency of occurrence.

7.4                                 Shasun shall segregate product by lot number prior to shipment.

V                                       QUALITY CONTROL

All testing shall be done in accordance with the filed DMF, and all additional requirements detailed in ICH Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, and FDA Guide for Manufacturing, Processing and Holding APIs

1.                                      Premises

1.1                                 The quality control laboratory shall comply with all aspects of ICH Q7A section 11 Laboratory Control as well as all additional requirements detailed in the DMF.

2.                                      Equipment

2.1                                 Installation qualification (IQ)/operational qualification (OQ)/performance qualification (PQ) shall be performed on all equipment used

4

in analysis of the Product, and the same equipment shall be placed on a calibration and/or preventive maintenance schedule, as appropriate.

2.2                                 Shasun shall maintain written records for equipment usage, maintenance and calibration.

3.                                      Vendor Approval

3.1                                 Shasun shall suitably qualify all vendors from which materials are sourced for use in the finished drug product. This includes, but is not limited to excipients, API, container closure systems, printed commodities, etc. For those materials provided to Shasun by Reliant (i.e. labels, cartons, and package inserts), Reliant shall have the responsibility for qualification, if these vendors are not already approved Shasun vendors.

4.                                      Personnel

4.1                                 Personnel used to test and release the Product shall comply with Q7A section 3 Personnel, as well as any additional requirements defined by procedure. These responsibilities shall be defined in written procedures, and shall demonstrate that individuals understand the methods and techniques they utilize. Training shall be documented and is open for review. Training shall be conducted on a continuing basis by qualified individuals.

5.                                      Out-of-Specification (OOS) Investigations

5.1                                 Shasun is responsible for following its SOP to investigate any test results that fail to meet specifications.

6.                                      Reference Standards

6.1                                 Shasun shall use appropriately qualified reference standards that comply with current ICH guidelines to release the Product.

7.                                      Product Release

7.1                                 Reliant shall only accept finished APIt that complies with the DMF and with the Supply Agreement.

8.                                      Stability

8.1                                 Materials shall be placed on stability per an approved protocol and shall be conducted in accordance with Shasun Standard Operating Procedures.

5

VI                                   QUALITY ASSURANCE

Shasun shall maintain a quality department that complies with all aspects of ICH Q7A section 2 Quality Management to assure that the Product was manufactured, tested, released, and stored in accordance with all requirements detailed in the DMF, and as required by ICH and FDA.

1.                                      Documentation

1.1                                 Documentation used to support the processing, testing and release of the Product shall comply with ICH Q7A section 6 Documentation and Records, as well as all additional requirements detailed in DMF or required by Shasun.

1.2                                 Shasun shall provide a Certificate of Analysis indicating all regulatory test results and their specifications, and a Certificate of Compliance indicating the drug product has been manufactured, tested, and stored according to cGMP’s and all requirements as detailed in the DMF. These two documents can be combined into one, per current Shasun format.

2.                                      Samples

2.1                                 Shasun’s Quality Unit shall assure that all samples are taken in accordance with ICH Q7A section 8 Production and In-Process Controls, approved SOP’s and as detailed in the DMF.

2.2                                 Shasun shall maintain finished Product Reserve samples for a period of not less than one year past the expiration date of the batch, or for 3 years after distribution of the batch, whichever is longer. At least twice as much material shall be retained as is needed to conduct all specification release testing.

2.3                                 Reserve samples shall be retained and stored under conditions consistent with product labeling. The reserve sample shall be stored in the same immediate container-closure system in which the Product is marketed or in one that has essentially the same characteristics.

3.                                      Change Control

3.1                                 Shasun shall follow a suitable change control process as defined by ICH Q7A section 13 Change Control. All Changes that impact the specifications, yield, quality, etc of the API must be submitted to Reliant QA for review and approval prior to implementation as such changes may require a Prior Approval Supplement to the affected NDA.

3.2                                 Reliant shall have seven business days from the date of submission of a change request from Shasun in which to review the documentation and provide Shasun with comment or approval. Any supporting documentation

6

requested by Reliant to determine acceptability of the change request shall be provided by Shasun.

3.3                                 Shasun must provide Reliant with acceptable supporting data and documentation to support any filing to the approved NDA. Such documentation shall meet all FDA and ICH criteria.

3.4                                 The change may be implemented upon approval of the change to the NDA by FDA.

4.                                      Product Complaints or Adverse Events

4.1                                 API individuals reporting a finished pharmaceutical product related complaint should be immediately directed to contact Reliant’s Customer Complaints Group at 908-580-1200.

4.1.1                        Reliant shall maintain a system to receive, log, evaluate, categorize, communicate, and follow-up each complaint received.

4.2                                 Shasun shall maintain a system as required by ICH Q7A section 15 Complaints and Recalls, to handle product complaints.

4.2.1                        Shasun shall notify Reliant QA of any complaint received by Shasun that may have impact on the quality of API distributed to Reliant within 2 business days of receipt of such complaint.

4.2.2                        Shasun shall provide a final investigation report to Reliant QA for complaints on lots, or complaints that may affect lots received by Reliant.

4.3                                 API individuals reporting an Adverse Event (AE) should be immediately directed to contact Reliant’s Medical Affairs Department at 908-580-1200.

4.4                                 Reliant shall be the only authorized group to provide product related responses to the public.

4.5                                 Should Reliant discover a product related problem, Reliant Quality Department shall provide a written complaint notification to Shasun within 1 business day of the occurrence.

5.                                      Product Quality Review

5.1                                 Shasun shall perform an annual product review as required by ICH Q7A section 2 part E Product Quality Review. A copy of the summary of the product quality review shall be provided to Reliant QA.

7

6.                                      Product Recalls

6.1                                 Shasun shall notify Reliant within two business days of an event that may necessitate a product recall as define in ICH Q7A section 17 part G Handling Complaints and Recalls. It shall be the sole responsibility of Reliant to issue a FDA Field Alert Notification pertaining to a finished pharmaceutical product quality issue discovered by Shasun or Reliant. An alert shall only be issued with substantive evidence of a quality issue. Shasun shall provide Reliant with a written report detailing the quality issue for which a product recall action was initiated.

6.2                                 It shall be the sole responsibility of Reliant to issue a product recall, and discuss with FDA the extent or type of action that should occur. Decisions to initiate a product recall shall be based on product medical reviews and the investigation report used to support the FDA Field Alert.

7.                                      Audits by Reliant Pharmaceuticals

7.1                                 Reliant Pharmaceuticals shall have the right to perform audits of departments responsible in the manufacture of the Products at least annually. Shasun shall provide Reliant Quality, or representative, access to all facilities and records pertaining to the manufacture of the product.

7.2                                 Reliant Quality shall provide 20 business days notification for a routine audit, and five business days’ notification for a ‘for cause’ audit pertaining to product quality or safety.

7.3                                 Reliant Quality, or representative, shall provide an exit meeting to Shasun management to detail significant observations. A written report of observations shall be issued to Shasun QA.

7.4                                 Shasun shall provide a written response to the audit observations within 20 business days. The response shall include details of the corrective actions to the observations, and the expected completion date of the action. Reliant Quality shall follow-up on the progress of the corrective actions based on the expected completion dates provided.

VII                               REGULATORY

All final, Regulatory assessments pertaining to the manufacture, release, and distribution of the finished pharmaceutical products shall be the responsibility of Reliant’s Regulatory Affairs group.

1.                                      Inspections by Regulatory Agencies

1.1                                 Shasun shall inform Reliant Pharmaceuticals of any Regulatory Agency performing an inspection relating to the Product(s), or a facilities inspection affecting the Product(s) within two business day of notification.

8

1.2                                 All Product(s) specific regulatory correspondence, or facilities correspondence affecting the manufacturing of the Product(s) shall be conveyed to Reliant Quality Department within 2 business days of receipt. For any response specific to a Reliant Product, Shasun shall provide written responses to observations for Reliant review prior to commitment to any regulatory authority.

1.3                                 Shasun shall provide copies of all regulatory agency inspection documentation (i.e. 483’s, EIR’s, etc.) or any other regulatory correspondence pertaining to the Product or facility to Reliant Quality Department within two business days of receipt. A redacted copy may be provided to protect other customer’s products.

2.                                      Annual Reports

2.1                                 It shall be the sole responsibility of Reliant Pharmaceuticals to maintain all regulatory communication and updates (Supplements, CBE, Annual Reports, etc.) pertaining to the finished pharmaceutical Product as outlined in ICH and FDA regulatory guidance documents. All necessary supporting CMC documents be provided to Reliant Regulatory by Shasun

3.                                      Drug Listing

3.1                                 It shall be the responsibility of Reliant Regulatory to submit FDA Form #2657 every June and December updating the finished pharmaceutical Drug Product Listing. When no changes have occurred since the previously submitted list, no response is required.

VIII                           VALIDATION

Shasun shall assure that all systems used to manufacture, test, release, and distribute the Product shall comply with ICH Q7A section 12 Validation, as well as additional in-house requirements. All systems will have been appropriately transferred, qualified, and/or validated prior to using that system in the processing of the Product. All such records are open for review during an audit.

1.                                      Process

1.1                                 Shasun shall be responsible for performing and documenting process validation to comply with cGMP’s and to ensure consistency of quality Product.

2.                                      Equipment Cleaning Validation

2.1                                 Shasun is responsible for reviewing toxicity and safety information for all products they manufacture to set appropriate cleaning limits to ensure there are no cross contamination issues between products. Shasun shall

9

demonstrate, through approved protocol and final report, that cleaning validation has been performed for the Product(s).

3.                                      Analytical Test Methods

3.1                                 Shasun shall be responsible for demonstrating the validity of all methodology used for in-process control, and release of process materials, intermediates, and API. This validation shall be established, through approved protocol and final report, based on the current ICH and FDA validation guidance documents. Method validation shall be performed consistent with Shasun-approved procedures.

4.                                      Computer

4.1                                 Shasun is responsible for compliance as it pertains to systems validation, electronic records, electronic records retention, and electronic signatures for those systems used in the control of the manufacturing processes, analytical testing, receipt, release and distribution of materials, components, and API as prescribed by 21 CFR part 11, and any other current, approved FDA Guidance requirements.

10

REVISION HISTORY

Revision Date	Revision Description
August 2004	New Document

APPROVALS

Reliant Pharmaceuticals, Inc.		Shasun Chemicals and Drug, Ltd.

Signature	Date	Signature	Date

Godfrey Baker Associate Director, QA/QC		V.Rajasekaran Head – Quality

11